SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CARDINAL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-2117796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent, Suite 900 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

2005 Employee Stock Ownership Plan
(Full title of the plan)

Edouard A. Garneau, Chief Executive Officer 390 Interlocken Crescent, Suite 900 Broomfield, Colorado 80021
(Name and address of agent for service)

(303) 285-5379
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	40,000,000	$0.019	$760,000	$81.32
TOTAL	40,000,000	$0.019	$760,000	$81.32

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2005 Employee Stock Ownership Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the Over-The-Counter Bulletin Board on December 16, 2005.

(3) Calculated pursuant to General Instruction E on Form S-8.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of (i) increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective and (ii) adding a reoffer prospectus covering the sale of control securities held by certain affiliates.

The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 7, 2005 (File No. 333-121916) are hereby incorporated by reference.

On January 7, 2005, Cardinal Communications, Inc. (formerly USURF America, Inc.), a Nevada corporation, filed a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 20,000,000 shares of its common stock which had been authorized and reserved for issuance under the Registrant’s 2005 Employee Stock Ownership Plan. An additional 20,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-124760) filed with the Securities and Exchange Commission on May 10, 2005 and an additional 30,000,000 shares of common stock were registered pursuant to a Registration Statement on Form S-8 (333-127903) filed with the Securities and Exchange Commission on August 29, 2005. This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission to register an additional 40,000,000 shares of common stock.

CONTROL SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Registrant’s 2005 Employee Stock Ownership Plan.

PROSPECTUS

CARDINAL COMMUNICATIONS, INC.

32,113,365 SHARES OF COMMON STOCK

This prospectus relates to the proposed resale from time to time of up to 32,113,365 shares of common stock by the selling shareholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling shareholders.

Our common stock currently is listed on the OTC Bulletin Board under the symbol “CDNC.”

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell their common stock by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in any manner permitted by applicable law, including in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2005.

Table of Contents

The Company
Risk Factors
Use of Proceeds
Selling Shareholders and Plan of Distribution
Interests of Named Experts and Counsel
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Forward-Looking Statements
Disclosure of Commission Position on Indemnification
For Securities Act Liabilities

THE COMPANY

Cardinal Communications, Inc. (formerly USURF America, Inc.) is referred to in this prospectus as “Cardinal”, “we”, “us” or “our”. We operate in two business segments.

Since 1998, we have been a facilities-based provider of high-speed “last mile” connectivity, delivering Internet access and interactive broadband services to underserved markets. We operate as a provider of video (cable television) and data (Internet) services to business as well as residential customers, and we offer telecommunications services including local, long distance and enhanced telephone (voice) services. We currently provide services to customers in Colorado, Texas and Arizona. We earn revenues from this portion of our business by charging video and data customers monthly service fees.

Since the completion of the acquisition of Sovereign Partners, LLC in February 2005, we also offer integrated construction and construction management services, sales of residential single family units, ownership and management of commercial properties and mortgage operations. Our mortgage operations consist solely of acting as an agent to place mortgages with third parties. Our fees for these services are computed as a percentage of the loan funded by the third party sponsor and is based on the interest rate charged to the consumer. We also recognize loan origination fees from borrowers.

Sovereign Partners, LLC is currently developing the following projects:

Mountain View at West T-Bone Ranch, Greeley, Colorado

Mountain View at West T-Bone Ranch is a 21 acre multi-dwelling unit development located in southwest Greeley, Colorado with onsite amenities including a clubhouse with pool, hot tub, and fitness room. The completed project will have 215 units consisting of two-story flats with detached garages, along with 7-unit and 4-unit townhomes with attached garages. 82 units have been sold to date with an average sale price of $136,231.

The Renaissance at Fox Hill, Greeley, Colorado

The Renaissance at Fox Hill is a 13 acre multi-dwelling unit development located in Greeley, Colorado. The completed project will contain 123 dwelling units consisting of two story stacked flats/carriage units with direct access garages and 4-unit townhomes with attached garages. 40 units have been sold to date with an average sale price of $176,714.

Colony Ridge Condominiums, (Settler’s Chase) Thornton, Colorado

The Colony Ridge Condominiums are a mix of 4 three-story stacked flats over one level of underground parking with elevators, and 98 townhome-style residences on an 11.65 acre parcel in Thornton, Colorado. Colony Ridge at Settler’s Chase is the final phase in the master planned community of Settler’s Chase, located in Thornton, Colorado. 21 units have been sold to date with an average sale price of $180,219.

SR Condominiums, Parker, Colorado

The SR Condominiums are a mix of two and three story stacked flats with detached garages marketed as Hunter’s Chase Condominiums in Parker, Colorado. The completed project will include 188 dwelling units situated on a 13 acre parcel and includes a clubhouse featuring an outdoor swimming pool and spa. 22 units have been sold to-date with an average sale price of $155,975.

Millstone at Clear Creek, Golden, Colorado

The Millstone at Clear Creek consists of three four-story condominium buildings each with a ground level parking structure located on an approximately 1.7 acre parcel in Golden, Colorado. The completed project will have 78 dwelling units. 34 units have been contracted for to date with an average sale price of $300,770.

Sovereign Pumpkin Ridge, Greeley, Colorado

The Pumpkin Ridge development consists of 78 lots in the Pumpkin Ridge subdivision located in west Greeley, Colorado. The plan is to build single and two-story single family detached residences on each of the lots. 14 units have been sold to-date with an average sale price of $259,524.

Settler’s Commercial Development, Thornton, Colorado

Settler’s Commercial Development is the commercial/retail component of a master planned community. This 3.8 acre parcel is the final phase of the Settler’s Chase subdivision to be developed and is located in Thornton, Colorado. Building construction is scheduled to begin by the end of December 2005, with delivery of space scheduled for summer 2006. 3 Margaritas Restaurants will anchor the site and negotiations with other tenants are ongoing.

Sovereign Parker Commercial, Parker, Colorado

Parker Commercial consists of 18.5 undeveloped commercial acres located within the downtown core of Parker, Colorado. This property is currently on the market for approximately $3.5 million.

Legacy of Shorewood, Shorewood (Milwaukee), Wisconsin

Legacy of Shorewood is a 40 unit condominium project in the Village of Shorewood, a suburb of Milwaukee. It is a single building, converted from its prior use as an assisted living facility, renovated and rebuilt into 40 individual condominiums. It is a 4-story structure with underground parking and elevator access. To date 21 units have been sold with an average sales price of $231,883.

Riverplace Condominiums, Rochester, Minnesota

Riverplace Condominiums consists of approximately 4 acres of land on the Zumbro River in Rochester, Minnesota. The proposed project consists of a single, 4-story building with underground parking and elevator access. Construction has not yet started on the project and no plans to begin construction have yet been made.

Stonegate Summit, Rochester, Minnesota

Stonegate Summit consists of approximately 20 acres of land on top of a hill in Rochester, Minnesota. 155 townhome and condominium units are planned for the site. Initial site grading has commenced, but infrastructure work is currently on-hold pending acceptable construction financing.

Going Concern

Our auditor, AJ Robbins PC, stated in its report on our financial statements for the period ended December 31, 2004 that we have experienced recurring losses and, as a result, there exists substantial doubt about our ability to continue as a going concern. For the nine months ended September 30, 2005, we incurred a net loss of $6,854,784. As of September 30, 2005, we had an accumulated deficit of $68,019,478. We are actively seeking customers for our services. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence. These factors raise substantial doubt about our ability to continue as a going concern.

Corporate Information

We maintain our principal offices at 390 Interlocken Crescent, Suite 900, Broomfield, Colorado 90021. Our telephone number at that address is (303) 285-5379.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Associated With Our Business

Our independent registered public accounting firm expressed in its audit report related to our financial statements for the year ended December 31, 2004 substantial doubt about our ability to continue as a going concern.

In its opinion on our financial statements for the year ended December 31, 2004, our independent auditor, AJ. Robbins PC, expressed substantial doubt about our ability to continue as a going concern because of our recurring losses and negative working capital.

We have a history of significant losses and we may never achieve or sustain profitability. If we are unable to become profitable, our operations will be adversely effected.

We have incurred annual operating losses since our inception and our operations have never been profitable. At September 30, 2005, we had an accumulated deficit of $68,019,478. Our gross revenues for the nine months ended September 30, 2005 and 2004, were $19,888,737 and $5,098,714 with losses from operations of $4,993,439 and $6,493,565 and net losses of $6,854,784 and $12,448,539 respectively. We cannot assure you that we will ever become profitable.

As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we will need to generate increased revenues to become profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected.

We are dependent upon long-term financing. If we are unable to raise capital as we need it, our operations could be jeopardized.

Our ability to implement our business plan and grow is dependent on raising a significant amount of capital. We have sustained our operations in large part from sales of our equity securities. We may not be able to successfully generate revenues or raise additional funds sufficient to finance our continued operations. In the long term, failure to generate sufficient revenues or obtain financing would have a material adverse effect on our business and would jeopardize our ability to continue our operations.

We have in the past and may in the future engage in acquisitions, which will cause us to incur a variety of costs and which may not achieve anticipated or desired results. We may not achieve the results we anticipate and desire from our acquisition of the Sovereign Partners, LLC.

From time to time we engage in discussions with third parties concerning potential acquisitions of businesses, products, technologies and other assets. Acquisitions may require that we make considerable cash outlays, issue equity securities, incur debt and contingent liabilities, incur amortization expenses related to intangible assets, and can result in the impairment of goodwill, which could harm our profitability. Acquisitions involve a number of additional risks, including:

•	difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies,

•	assumption of known or unknown liabilities or other unanticipated events or circumstances,

•	risks of entering markets in which we have limited or no experience, and

•	potential loss of key employees.

Any of these risks could harm our ability to achieve profitability of acquired operations or to realize other anticipated benefits of an acquisition.

On February 18, 2005 we acquired Sovereign Partners, LLC which we now own and operate as a subsidiary in the residential and planned community (real estate and communications infrastructure) development industry. In connection with the acquisition, we issued common stock and newly created Series B preferred stock. That issuance was dilutive to our shareholders. We are obligated to issue more shares of preferred stock, which is convertible to common stock on a hundred for one basis, under the terms of the acquisition agreement with Sovereign. There are also contingent shares of common and preferred stock which may be issuable to the original members of Sovereign based upon its operating performance. All such issuances will be dilutive to our shareholders. In addition, the preferred stock we are issuing is senior to the rights of our common stock holders upon liquidation. If we are unable to assimilate Sovereign’s management and operations, or if we incur unforeseen liabilities, or if the operations of Sovereign do not continue to grow or if Sovereign’s operations diminish, we will not obtain recognizable benefits from the acquisition and our shareholders will have suffered material dilution.

We have senior secured convertible debentures totaling $4,420,000 due in 2006, collateralized by all of our assets. We do not have the funds available to pay these debentures if they are not converted into common stock. If the debentures are not paid or converted, the debenture holders could foreclose on our assets.

During 2004 we entered into a series of private placements in which we sold our senior secured debentures, convertible into common stock. We raised gross proceeds of $4,420,000. If not converted, the debentures are due on July 2, 2006. The debentures bear interest at rates from six percent (6%) to twelve percent (12%) and are collateralized by our assets. We do not currently have the funds to pay these debentures and we cannot assure you that we will have the funds to pay them on the due dates. If the debentures are not paid or converted, the debenture holders could foreclose on our assets.

In March 2005 the terms of the agreements were modified such that a maximum of 40,000,000 shares are to be issued upon conversion of the debentures. If our common share price exceeds $0.25 per share for 30 consecutive days, payment of debentures totaling $2,250,000 shall be forgiven by the debenture holders.

We have a note payable to Evergreen Venture Partners, LLC due in 2006. We currently do not have the funds available to pay this note when due.

In March 2005 we entered into an agreement with Evergreen Venture Partners, LLC to repurchase 17,000,000 unregistered shares of our common stock for a $750,000 note payable. The terms of the agreement call for payment of the note plus accrued interest on July 1, 2006, provided however, if our common share price exceeds $0.21 per share for 30 consecutive days, payment of the note shall be forgiven. The price of our common stock has not exceeded $0.21 per share for 30 consecutive days and we do not have the funds to repay this note.

We rely on local telephone companies and other companies to provide certain telecommunications services. A disruption of these services could have an adverse effect on our operations.

Our wholly owned subsidiary, Connect Paging, Inc. d/b/a Get-A-Phone, is a Texas-based communications company operating as a local exchange carrier in areas currently served by SBC and Verizon Southwest. We buy certain telecommunications services from SBC and Verizon and resell these to our customers. If we were not able to buy these services or if we experienced a disruption of these services, it would adversely affect our ability to operate in these areas.

Sovereign Partners, LLC is routinely involved in litigation matters arising from accidents and warranty related claims. Although we strive to keep the litigation costs and payments if any, to a minimum, and we maintain liability insurance, we cannot assure you that litigation will not have an adverse impact on the operations and financial performance of the company taken as a whole.

Sovereign Partners, LLC performs residential and commercial construction activities directly and through sub-contractors. Such activities frequently give rise to warranty claims and personal injury claims against Sovereign and other job contractors. Although Sovereign has procedures in place to assist in the prevention of such claims, litigation arising from accidents and warranty issues are an inevitable part of the business. While Sovereign maintains insurance for such claims in reasonable amounts to protect it from losses, we cannot predict if any pending or future claims will have an adverse impact on our financial condition and results of operations. Also, we cannot be certain that liability insurance will continue to be available to Sovereign on terms acceptable to Sovereign, if at all. Loss of Sovereign’s liability insurance could have an adverse impact on our financial condition and results of operations.

We operate in a highly competitive market, and we may not be able to compete effectively against established competitors with greater financial resources and more diverse strategic plans.

We face competition from many communications providers with significantly greater financial, technical and marketing resources, longer operating histories, well-established brand names, larger customer bases and diverse strategic plans and technologies. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless and satellite data service providers. If these potential competitors successfully focus on our market, we may face intense competition which could harm our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

Regulation of the Internet could adversely affect our telecommunications business.

Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

Risks Associated With Our Securities

We may raise additional capital through a securities offering that could dilute your ownership interest.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We have the ability, without shareholder approval, to issue preferred stock and designate the rights, preferences and privileges that may be senior to common stock.

In November 2004, we issued 10,000 shares of Series A Convertible Preferred Stock (“Series A Stock”) at $100.00 per share, for a total consideration of $1,000,000. The Series A Stock is convertible into our common stock at a conversion price ranging from $0.05 to $0.075 as calculated in accordance with the Certificate of Designation. The Series A Stock has a liquidation preference ahead of the common stock in the event of any dissolution or winding up of our company and is entitled to any dividends that may be declared from time to time by the Board of Directors. In December 2005 we converted 1,250 shares of our outstanding Series A Convertible Preferred Stock into 2,500,000 shares of common stock at a conversion price of $0.05. Currently the issued and outstanding shares of Series A Convertible Preferred Stock total 8,750 shares.

In February 2005, we issued 35,000,000 shares of our common stock and 100,000 shares of our newly created Series B Convertible Preferred Stock (“Series B Stock”) in the acquisition of the Sovereign Partners, LLC. The Series B Stock is convertible into our common stock at a conversion rate of 100 shares of common stock for each one share of Series B Stock, in accordance with the Certificate of Designation. The Series B Stock has a liquidation preference ahead of the common stock in the event of any dissolution or winding up of our company and is entitled to any dividends that may be declared from time to time by our Board of Directors. We have the ability to issue an additional 2,900,000 shares of Series B Stock without shareholder approval.

We have a total of 100,000,000 authorized shares of preferred stock. The Board of Directors may determine, without shareholder approval, the rights, preferences and privileges of the preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock.

We can issue common stock without shareholder approval that may cause dilution to existing shareholders.

We have 800,000,000 authorized shares of common stock that can be issued by the Board of Directors. Assuming all outstanding options and warrants are exercised, at September 30, 2005, we had 391,771,800 shares of common stock available to issue. Under most circumstances the Board of Directors has the right to issue these shares. If all of these shares were issued, it would substantially dilute the existing shareholders.

Our common stock has experienced significant price volatility in the past and we expect it to experience high volatility in the future. This high volatility substantially increases the risk of loss to persons owning our common stock.

The trading price for our common stock has been, and we expect it to continue to be, highly volatile. For example, the closing bid price of our stock has fluctuated between $0.015 and $0.35 per share since January 1, 2002. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. During periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance.

Future sales of common stock may cause the price of our common stock to decline.

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 could have a material adverse impact on the market price for our common stock. As of the date of this prospectus, there are 125,015,688 outstanding shares of our common stock held by shareholders which are deemed “restricted securities” as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to Rule 144 may cause the price of our common stock to decline.

Our common stock is subject to penny stock rules which may be detrimental to investors.

Our common stock has traded at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions, commonly referred to as a “penny stock.” Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

We plan to use all of our earnings to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

There is no active public market for our securities, so you may not be able to liquidate your securities if you need money.

Trading of our common stock is sporadic. It is not likely that an active market for our common stock will develop or be sustained soon. You may not be able to liquidate our securities if you need money.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling shareholders”). All of the shares owned by the selling shareholders were, or will be, acquired by them pursuant to the Registrant’s 2005 Employee Stock Plan. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them in any other manner permitted by applicable law, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

	Shares	Shares	Shares	Percentage
Selling	held before the	being	held after the	Owned after the
Shareholder	Offering	Offered	Offering	Offering
Ron Bass	175,000	4,884,380	5,059,380	2%
Craig Cook	200,000	4,648,355	4,848,355	2%
Jeff Fiebig	550,000	5,500,298	6,050,298	2%
Edouard Garneau	39,500	6,559,573	6,599,073	2%
David Weisman	0	4,955,420	4,955,420	2%
Richard Wilson	321,210	3,672,680	3,993,890	1%
Byron Young	5,750,000	1,892,659	7,642,659	3%
Totals	7,035,710	32,113,365	39,149,075

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(i)    our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 that we filed on March 31, 2005, as amended;

(ii)    a Proxy Statement filed on May 4, 2005;

(iii)    our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 that we filed on June 3, 2005;

(iv)    our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 that we filed on August 18, 2005;

(v)    our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 that we filed on November 21, 2005; and

(vi)    the description of our securities which is contained in a Form 8-A (File No. 001-15383) that we filed on October 8, 1999.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You should direct any requests for documents to Corporate Secretary, c/o Cardinal Communications, Inc., 390 Interlocken Crescent, Suite 900, Broomfield, Colorado 80021, telephone (303) 285-5379.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that no director or officer shall be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil action, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct.

Nevada Revised Statutes 78.7502, 78.751, and 78.752 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(i)    our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 that we filed on March 31, 2005, as amended;

(ii)    a Proxy Statement filed on May 4, 2005;

(iii)   our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 that we filed on June 3, 2005;

(iv)   our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 that we filed on August 18, 2005; and

(v)    our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 that we filed on November 21, 2005;

(vi)   the description of our securities which is contained in a Form 8-A (File No. 001-15383) that we filed on October 8, 1999.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable. The securities to be registered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article X of our Articles of Incorporation provides that no director or officer shall be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil action, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct.

Nevada Revised Statutes 78.7502, 78.751, and 78.752 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

5	Legal Opinion of Richardson & Patel LLP*
10.1	Registrant’s 2005 Employee Stock Ownership Plan (1)
23.1	Consent of AJ. Robbins PC*
23.2	Consent of Hein & Associates LLP*

*Included herein.
(1) Incorporated by reference from Exhibit 4.1 attached to the Registration Statement on Form S-8 (333-121916) filed on January 7, 2005.

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of, State of Colorado on the 20th day of December 2005.

CARDINAL COMMUNICATIONS, INC.

By: /s/ Edouard A. Garneau
Edouard A. Garneau, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

December 20, 2005

/s/ Edouard A. Garneau
Edouard A. Garneau, Director and Chief
Executive Officer

December 20, 2005

/s/ Ronald S. Bass
Ronald S. Bass, Principal Accounting Officer

December 20, 2005

/s/ Richard E. Wilson
Richard E. Wilson, Director and Chairman of the
Board of Directors
December 20, 2005

/s/ Byron T. Young
Byron T. Young, Director

December 20, 2005

/s/ Jeffery W. Fiebig
Jeffrey W. Fiebig, Director